UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Ligand Pharmaceuticals Incorporated

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Ligand Pharmaceuticals Incorporated

2019 Annual Meeting of Stockholders to be held on June 6, 2019

This Supplement to Proxy Statement, dated June 4, 2019 (this “Supplement”), supplements the proxy statement, dated and filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 24, 2019 (the “Proxy Statement”), of Ligand Pharmaceuticals Incorporated (the “Company”).

The Company’s board of directors has adopted a policy of inclusiveness related to age, gender, race, ethnicity, international experience and other specialized experience. In addition, the Company’s board of directors has adopted a revised nominating and corporate governance committee charter which is available on the Company’s investor relations website under “Investors—Governance.” This Supplement updates the Proxy Statement to reflect this policy as follows. The disclosure below has been marked to show the revisions to the Proxy Statement:

The nominating and corporate governance committee is responsible for identifying and recommending candidates for director of the Company. The nominating and corporate governance committee is also primarily responsible for overseeing the periodic evaluation and performance review processes for the board and its committees, as well as developing and recommending appropriate corporate governance policies and procedures. The nominating and corporate governance committee currently consists of Mr. Aryeh (chair) and Drs. Kozarich and Sabba. Each member of the nominating and corporate governance committee is an independent director under the Nasdaq Global Market listing standards. The nominating and corporate governance committee held zero in-person meeting and four telephonic meetings during 2018.

The nominating and corporate governance committee considers nominees recommended by stockholders, if submitted in writing to the Secretary at the Company’s principal executive offices and accompanied by the author’s full name, current address and telephone number. The nominating and corporate governance committee has set no specific minimum qualifications for candidates it recommends, but considers each individual’s qualifications, such as high personal integrity and ethics, relevant expertise and professional experience, as a whole. The nominating and corporate governance committee and the board as a whole consider it beneficial to the Company to have directors with a diversity of backgrounds and skills. ~~The nominating and corporate governance committee and the board as a whole have no formal policy with regard to the consideration of diversity in identifying director nominees.~~ Additionally, the board is committed to a policy of inclusiveness and, as such, the nominating and corporate governance committee considers diversity of age, gender, race, ethnicity, international experience and other specialized experience in each candidate search. The nominating and corporate governance committee considers candidates throughout the year and makes recommendations as vacancies occur or the size of our board of directors expands. Candidates are identified from a variety of sources including recommendations by stockholders, current directors, management, and other parties. The nominating and corporate governance committee considers all such candidates in the same manner, regardless of source, and considers candidates with diverse experiences including experience in non-profit organizations and experience in academia. Under its charter, the nominating and corporate governance committee may retain a search firm to identify and recommend candidates but has not done so to date. In the event the nominating and corporate governance committee retains a search firm, the search firm would be instructed to conduct a search consistent with our priorities, including a consideration of diversity of age, gender, race, ethnicity, international experience and other specialized experience.